EXHIBIT 10.1

                   EIGHTH AMENDMENT TO RIVERBOAT CASINO
                       SALE AND PURCHASE AGREEMENT

     This EIGHTH AMENDMENT TO RIVERBOAT CASINO SALE AND PURCHASE AGREEMENT ("Amendment") is entered into as of this 2nd day of December, 2003, by and between President Riverboat Casino-Missouri, Inc., a Missouri corporation and debtor-in-possession (the "Seller") in Case No. 02-53404-SEG pending in the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court"), and IOC-City of St. Louis, LLC, f/k/a STLP, L.L.C., a limited liability company, organized under the laws of the State of Missouri (the "Buyer").

BACKGROUND:

     A. Seller and Buyer entered into a Riverboat Casino Sale and Purchase Agreement on September 25, 2003, which was amended on October 20, 2003 by an Amendment to Riverboat Casino Sale and Purchase Agreement, on October 27, 2003 by a Second Amendment to Riverboat Casino Sale and Purchase Agreement, on October 31, 2003 by a Third Amendment to Riverboat Casino Sale and Purchase Agreement, on November 7, 2003 by a Fourth Amendment to Riverboat Casino Sale and Purchase Agreement, on November 14, 2003 by a Fifth Amendment to Riverboat Casino Sale and Purchase Agreement, on November 21, 2003 by a Sixth Amendment to Riverboat Casino Sale and Purchase Agreement and on December 1, 2003 by a Seventh Amendment to Riverboat Casino Sale and Purchase Agreement, and with this Amendment collectively, the "Agreement".

     B. Seller and Buyer desire to amend the Agreement to reflect additional terms and conditions.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, and with the intent to be legally bound hereby, the parties agree as follows:

     1.  Section 1(a)(ii) is amended in its entirety, as follows:

           (ii) All of Seller's right, title and interest in and to all executory leases and executory contracts that Buyer desires to assume, in Buyer's sole discretion, and which are either (A) listed on Schedules 1(a)(ii), which schedule shall be attached by amendment to this Agreement prior to the hearing on the Sale Motion pursuant to Section 9, and which are assumed by Seller pursuant to order of the Bankruptcy Court and with Buyer's consent, assigned to Buyer; or (B) entered into after the date of this Agreement, in compliance with the provisions hereof, and assigned by Seller to Buyer at the Closing at Buyer's request (collectively, "Executory Leases and Executory Contracts");

     2. Section 2(a) is amended to reflect that Buyer has paid the refundable $1,000,000 cash deposit and to extend the outside closing date to October 31, 2004 from May 31, 2004.

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     3.  Section 4 is amended to rename the section, revise sections (a) and
(j) and to add sections (m), (n), (o) and (p) to read as follows:

     4. Buyer's Conditions Precedent to Closing. Buyer's conditions precedent to Closing are:

          (a) (i) Buyer shall not have determined during the Environmental Inspection Period that any environmental condition discovered during the Environmental Inspection Period that, in the reasonable determination of Buyer, could be expected to have a meaningful adverse affect on the business operations of Seller and (ii) there shall not have occurred a release or threatened release of hazardous substances as defined by applicable environmental law that could be expected to materially and adversely affect business operations of Seller;

          (j) The Missouri Gaming Commission shall have issued all approvals and orders as are required in order for the Buyer to (i) lawfully develop and operate the Riverboat Casino and (ii) implement Buyer's Business Plan as provided in Section 4 (m) under the laws and regulations of the State of Missouri (the
              "MGC Approval");

          (m) Selection of the Buyer under Requests for Proposal by the City of St. Louis and County of St. Louis (each individually, an "RFP Award" and collectively, the "RFP Awards") affording Buyer the exclusive right to develop and operate such casino and gaming facilities in the City and County of St. Louis and negotiation and execution of leases and/or development agreements, as applicable, with the City of St. Louis and County of St. Louis with terms, conditions and assurances satisfactory to Buyer ("Buyer's Business Plan"), provided, however, that the conditions that Buyer receive an RFP Award from the County of St. Louis and negotiate and execute a lease and development agreement with the County of St. Louis, as provided in this Section, shall be deemed waived by Buyer, if, prior to October 31, 2004, (i) Buyer receives an RFP Award from the City of St. Louis; (ii) Buyer negotiates and, at its sole discretion, executes a lease and/or development agreement, as applicable, with the City of St. Louis; and
               (iii) Buyer, in its sole discretion, elects to proceed with the City project described in the City RFP Award;

          (n) The Riverboat Casino Assets shall be in the same condition, ordinary wear and tear excepted, as of the date of this Agreement;

          (o) The Riverboat Casino, i.e., The Admiral and Admiral Barge One, are properly documented; and

          (p) The substance of the Sale Motion, other motions, the Sale Order and further Bankruptcy Court Orders entered in response to all filings shall be reasonably acceptable to Buyer and Buyer's legal counsel.

     5.  Section 5 is amended to revise section (d) to read as follows:

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         (d)  Receipt on the Closing Date of the Assignment and Assumption
              Agreement executed by Buyer;

     6.  Section 8(a) is amended to add section (vi) to read as follows:
         Seller shall use reasonable efforts to obtain all approvals and consents, including third party consents, required to conduct any environmental due diligence requested by Buyer.

     7. Section 8(b) is amended by adding the following to the end of Section 8(b) to read as follows:

         Buyer shall complete its environmental due diligence review with 21 calendar days of the date on which Seller provides Buyer access to the leased real property to be acquired by Buyer pursuant to this Agreement (such 21-day period, the "Environmental Inspection Period").

     8.  Section 9(a) is amended in its entirety, as follows:

         (a) Bid Protections, Procedures Order and Sale Motion. Promptly following the execution of this Agreement, as amended, and prior to the hearing on the Sale Motion, the Seller will seek an order of the Bankruptcy Court (the "Procedures Order") which authorizes the payment by Seller to Buyer of an amount (the "Stipulated Damages") equal to (i) following the date of the satisfaction or waiver of Sections 4(a)(i) and 4(m) (and, if Buyer or an affiliate of Buyer is not designated as winner of the RFP Awards, the waiver of Section 4(j)(ii)) (the "Trigger Date"), $750,000 plus reimbursement of reasonable attorney fees, expenses and third party costs up to $250,000 in the event the Closing fails to occur due to the acceptance by Seller, or trustee of Seller, or Bankruptcy Court approval and successful closing of a competing offer of any party other than Buyer or an affiliate of Buyer or (ii) otherwise, reasonable attorney fees, expenses and third party costs up to $250,000 if Buyer or an affiliate of Buyer is designated winner of the City RFP Award, an applicant other than Buyer or an affiliate of Buyer is designated winner of the County RFP Award, Buyer does not elect to proceed with the City project described in the City RFP Award and Seller upon written notice to Buyer terminates this Agreement pursuant to Section 16(g). The Stipulated Damages and refund of the Deposit shall be an administrative expense claim under 11 U.S.C. Section 503(b) and a surcharge under 11 U.S.C. Section 506(c) payable in full by Seller to Buyer to be deducted from the purchase price concurrently with the closing of the transaction with a party other than Buyer. In addition, the Procedures Order shall authorize and direct the Debtor to file a Motion to Sell the Riverboat Casino Assets to Buyer pursuant to 11 U.S.C. Section 363(b) ("Sale Motion"). Both Buyer's and Seller's obligations to complete the sale and purchase of the Riverboat Casino Assets are conditioned upon the Bankruptcy Court's entry of the Procedures Order. Seller shall use its commercially reasonable efforts to obtain a hearing on the Sale Motion sixty (60) days after the Trigger Date.

         The Procedures Order shall also establish the following bidding guidelines in connection with the hearing on the Sale Motion: To the extent that a third party seeks to submit a bid on the Riverboat

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         Casino Assets after the Trigger Date, such third party must be currently licensed as a gaming operator under the laws of a state of the United States. In addition, such third party shall, at least ten (10) days before the hearing on the Sale Motion, deliver to the Seller (i) a refundable cash deposit of $1,000,000, (ii) proof of the interested party's ability to consummate a purchase of the Riverboat Casino Assets, (iii) a markup of this Agreement, except as allowed under this Section 9(a), reflecting the changes required by such third party as a condition to its offer; and (iv) a written irrevocable offer, subject to no unperformed due diligence or conditions for a breakup fee or expense reimbursement, specifying the amount of cash or other consideration offered by such bidder for the Riverboat for the Riverboat Casino Assets. No written offer will be considered unless the aggregate consideration to the Seller under such bid is at least $1,500,000, plus the break-up fee of $750,000, more than the sum of the Purchase Price, i.e., $52,250,000. Each person submitting an offer in compliance with this section shall be a "Qualified Bidder." Each Qualified Bidder shall be invited to attend an outcry auction at the Office of Thompson Coburn, LLP (which must be attended in person), to be held one day prior to the Sale Hearing, commencing at 10:00 a.m. (the, "Auction"). The opening price at such Auction shall be the highest offer of a Qualified Bidder, and thereafter increase in consideration must be at least $50,000. The Seller and the Committee shall consider bids submitted by Buyer and the Competitive Bidders and shall make a determination of the highest and best offer. At the Sale Hearing, the Court shall consider the results of the Auction and shall make a final determination of the highest and best offer to the Debtors' bankruptcy estate.

     9. Section 10 is amended to extend the filing date from fifteen (15) business days to thirty (30) business days from issuance of the Procedures Order.

     10. Section 16 is amended to amend sections (a), (e) and (f), to add sections (g), (h) and (i), and to revise the last paragraph of Section 16 as follows:

          (a) By Buyer or Seller upon written notice to the other if the Closing Date has not occurred on or before October 31, 2004, provided such Closing Date has not occurred due to a breach by the terminating party of its obligations under this Agreement.

          (e) By Buyer upon written notice to Seller if any of the conditions of Section 4 cannot be met and will not be waived by Buyer.

          (f) By Seller upon written notice to Buyer if any of the conditions of Section 5 cannot be met and will not be waived by Seller.

          (g) By Buyer or Seller if an applicant other than Buyer or an affiliate of Buyer is designated winner of an RFP Award and Buyer fails to waive the conditions in Sections 4(j)(ii) and 4 (m) within 14 days after the RFP Award.


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          (h)  By Seller upon written notice to Buyer if no applicant is designated by the City of St. Louis as the winner of the RFP Award within 150 days of execution this Amendment and Buyer fails to waive the condition in Section 4 (m).

          (i) By Buyer or Seller upon written notice to the other party if Buyer or an affiliate of Buyer is designated winner of the RFP Awards, the Missouri Gaming Commission determines not to issue the approvals and orders required in order for the Buyer to implement Buyer's Business Plan under the laws and regulations of the State of Missouri and Buyer shall not have waived the condition set forth in Section 4(j)(ii).

          Upon a valid termination of this Agreement by the Seller pursuant to subsection (c), the Deposit shall be forfeited to Seller, without prejudice to any other legal and equitable rights and remedies Seller may have as a result of such breach. Upon a valid termination of this Agreement pursuant to subsection (a),
          (b), (d), (e), (f), (g), (h) or (i) the Deposit, with interest, shall be returned to Buyer.

     11. Except as modified herein, all other terms and conditions of the Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Eighth Amendment to Riverboat
Casino Sale and Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                 PRESIDENT RIVERBOAT CASINO-MISSOURI, INC.


                                 By: /s/ Ralph J. Vaclavik
                                     -----------------------------
                                 Name:  Ralph J. Vaclavik
                                       ----------------------------
                                 Title:  Sr VP & CFO
                                       ----------------------------


                                 IOC-CITY OF ST. LOUIS, LLC


                                 By: /s/ Gregory D. Guida
                                     ------------------------------
                                 Name:
                                      -----------------------------
                                 Title:
                                      -----------------------------


                                 ISLE OF CAPRI CASINOS, INC.


                                 By: /s/ Gregory D. Guida
                                     ------------------------------
                                 Name:
                                      -----------------------------
                                 Title:
                                      -----------------------------

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